FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, March 23, 2011 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, provides an overview of its operating results for the fiscal year ended December 31, 2010. As previously announced, FSIC will hold its quarterly stockholder update conference call at 2:00 p.m. EDT on March 24, 2011 to discuss these results.

Financial Highlights

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FSIC raised gross proceeds of approximately $324.4 million during fiscal 2010, and total gross proceeds since commencing its continuous public offering of approximately $576.4 million through March 15, 2011.

•	During the year ended December 31, 2010, FSIC’s portfolio generated:

•	Total GAAP net investment income of approximately $9.4 million, or $0.40 per share;

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Total gains and appreciation of approximately $18.9 million, or $0.81 per share, consisting of net realized gains of approximately $9.1 million, or $0.39 per share, and net unrealized appreciation of approximately $9.8 million, or $0.42 per share; and

•	A GAAP total return of 13.08%.

•	During fiscal 2010, FSIC paid out cash distributions to investors totaling $0.87 per share (8.1% annualized yield based on the current $10.75 offering price).

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Pursuant to its share repurchase program, during fiscal 2010, FSIC repurchased 228,950 shares of common stock.  Such shares were repurchased at a price of $9.36 per share for aggregate consideration of approximately $2.1 million.

Recent Notable Announcements

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On February 1, 2011, FSIC announced an increase in its public offering price from $10.65 to $10.70 per share. On February 16, 2011, FSIC announced an increase in its public offering price from $10.70 to $10.75 per share. The purpose of these actions was to ensure that FSIC’s net asset value per share did not exceed its net offering price, as required by the Investment Company Act of 1940, as amended.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “We are delighted with our performance in our second year of operations, having generated significant gains in our portfolio investments and income to our stockholders in the form of cash distributions.  At an effective annualized distribution yield, including special cash distributions paid during the year, of over 8%, FSIC has to date demonstrated how our strategy can produce competitive returns relative to other fixed income securities, even in a low interest rate environment. Further, I am pleased to announce that no portion of our distributions to date have represented a return of capital to our investors.”

“Finally, we would like to thank our stockholders and their financial advisors for investing with us.  You should know that your continued trust and support is deeply appreciated.”

“Please join me and our team on Thursday, March 24th at 2:00 p.m. EDT as we discuss our 2010 performance as well as our outlook for 2011.”

Investor Update Call
FSIC will hold its fourth quarter investor update call on Thursday, March 24, 2011, at 2:00 p.m. EDT.  In order to participate, interested parties should dial (888) 674-0224 at least 10 minutes prior to the beginning of the conference call. A live webcast and a subsequent archive of the call for replay will be available. Links for these can be found under the “Investor Relations” section of FSIC’s website (http://www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with $31 billion in assets under management together with certain of its affiliates as of December 31, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.